SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                   FORM 8-K/A

                           AMENDMENT TO CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)              June 4, 1997
                                                              ------------


                          THE LESLIE FAY COMPANY, INC.



    Delaware                       1-9196                       13-3197085
---------------            ------------------------           --------------
(State or Other            (Commission File Number)            (IRS Employer
Jurisdiction of                                              Identification No.)
Incorporation)


1412 Broadway, New York, New York                                   10018
----------------------------------------                          ----------
(Address of Principal Executive Offices)                          (Zip Code)


Registrant's telephone number, including area code       (212) 221-4000


                         THE LESLIE FAY COMPANIES, INC.
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.
            ------------------------------------------------------------------

            Pursuant to the Staff Legal Bulletin No. 2, Item IV (B), the following is the Company's audited balance sheet as of June 4, 1997, the date of emergence from bankruptcy:


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------

To the Stockholders and Board of Directors of The Leslie Fay Company, Inc.:

We have audited the accompanying consolidated balance sheet of The Leslie Fay Company, Inc. (a Delaware corporation and formerly The Leslie Fay Companies, Inc.) and subsidiaries as of June 4, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As more fully described in Note 2 to the consolidated balance sheet, effective June 4, 1997, the Company emerged from protection under chapter 11 of the U.S. Bankruptcy Code pursuant to a Reorganization Plan which was confirmed by the Bankruptcy Court on April 21, 1997. In accordance with AICPA Statement of Position 90-7, the Company adopted "Fresh-Start Reporting" whereby its assets, liabilities and new capital structure were adjusted to reflect estimated fair values as of June 4, 1997.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of The Leslie Fay Company, Inc. and subsidiaries as of June 4, 1997 in conformity with generally accepted accounting principles.



                                                        ARTHUR ANDERSEN LLP


New York, New York
February 27, 1998, except with respect to
Note 5 as to which the date is March 31, 1998

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)


                                                                          JUNE 4,
                                                                            1997
                                                                          -------
                                     ASSETS
Current Assets:
   Cash and cash equivalents .........................................    $17,500
   Restricted cash and cash equivalents ..............................     23,580
   Accounts receivable-net of allowances for possible losses of $3,815     16,410
   Inventories .......................................................     19,115
   Prepaid expenses and other current assets .........................      1,184
                                                                          -------
      Total Current Assets ...........................................     77,789

   Total Assets ......................................................    $77,789
                                                                          =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts payable ..................................................    $ 7,776
   Accrued expenses and other current liabilities ....................      7,321
   Accrued expenses and other current confirmation liabilities .......     23,580
   Income taxes payable ..............................................         60
   Current portion of capitalized leases .............................        236
                                                                          -------
      Total Current Liabilities ......................................     38,973

   Excess of revalued net assets acquired over equity under
      fresh-start reporting ..........................................     13,708

   Long term debt - capitalized leases ...............................        108
                                                                          -------
   Total Liabilities .................................................     52,789
                                                                          -------

Commitments and Contingencies

Stockholders' Equity:
   Preferred stock, $.01 par value; 500 shares authorized; none issued       --
   Common stock, $.01 par value; 3,500 shares authorized;
      3,400 shares issued and outstanding ............................         34
   Capital in excess of par value ....................................     24,966
                                                                          -------
      Total Stockholders' Equity .....................................     25,000
                                                                          -------

Total Liabilities and Stockholders' Equity ...........................    $77,789
                                                                          =======


                     The accompanying Notes to Consolidated
                      Balance Sheet is an integral part of
                        this consolidated balance sheet.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET


1. BASIS OF PRESENTATION AND ORGANIZATION, RESTATEMENT OF PRIOR FINANCIAL STATEMENTS AND RELATED EVENTS:

            The consolidated balance sheet included herein has been prepared by The Leslie Fay Company, Inc. (formerly The Leslie Fay Companies, Inc.) and subsidiaries (The Leslie Fay Company, Inc. being sometimes individually referred to, and together with its subsidiaries collectively referred to, as the "Company" as the context may require), in accordance with generally accepted accounting principles, which, for certain financial statement accounts, requires the use of management's estimates. Actual results could differ from those estimates. The Company's fiscal year ends on the Saturday closest to December 31st.

            As a result of the consummation of the Joint Plan of Reorganization ("the Plan" - see Note 2) and the adoption of fresh-start reporting under the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), the Company is reporting its consolidated balance sheet as of June 4, 1997. This balance sheet and the notes thereto include the effects of the adoption of fresh-start reporting and consummation of the Plan. The significant fresh-start reporting adjustments are summarized in Note 2.

2.          REORGANIZATION CASE AND FRESH-START REPORTING:

            On April 5, 1993 ("the Filing Date"), The Leslie Fay Companies, Inc. ("Leslie Fay") and each of Leslie Fay Licensing Corp., Spitalnick Corp. and Hue, Inc., wholly owned subsidiaries of Leslie Fay (collectively the "Debtors"), filed a voluntary petition under chapter 11 of the Bankruptcy Code (the "Bankruptcy Code"). The Debtors operated their businesses as debtors in possession subject to the jurisdiction and supervision of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). Pursuant to an order of the Bankruptcy Court, the individual chapter 11 cases were consolidated for procedural purposes only and were jointly administered by the Bankruptcy Court.

            On November 15, 1995, Leslie Fay Retail Outlets, Inc.; Leslie Fay Factory Outlet (Alabama), Inc.; Leslie Fay Factory Outlet (California), Inc.; Leslie Fay Factory Outlet (Iowa), Inc.; and Leslie Fay Factory Outlet (Tennessee), Inc., all wholly-owned subsidiaries of Leslie Fay (collectively referred to as the "Retail Debtors") filed voluntary petitions under chapter 11 of the Bankruptcy Code. The Retail Debtors operated their businesses as debtors in possession following the November 15, 1995 filing date while pursuing an orderly liquidation of their assets, also under chapter 11 of the Bankruptcy Code.

            In the chapter 11 cases, substantially all liabilities as of the Filing Date were subject to compromise under the Plan. As part of the cases, the Debtors and Retail Debtors notified all known claimants for the purpose of identifying all pre-petition claims against them. Pursuant to orders of the Bankruptcy Court, all proofs of claim were required to be filed by December 10, 1993 against the Debtors and December 12, 1995 against the Retail Debtors. Excluded from the requirement to file

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET


by the December 10, 1993 bar date, among others, were certain claims by the Internal Revenue Service ("IRS"), which were required to be filed by March 31, 1995. On April 8, 1996, the Debtors and Retail Debtors filed amended schedules of liabilities with the Bankruptcy Court which established May 8, 1996 as the supplemental bar date for certain creditors.

            On October 31, 1995, the Debtors and the Committee of Unsecured Creditors (the "Creditors Committee") filed the Plan pursuant to chapter 11 of the Bankruptcy Code. The Plan was subsequently amended on March 13, 1996, December 5, 1996, February 3, 1997 and February 28, 1997. On December 5, 1996, the Debtors filed a Disclosure Statement for the Amended Joint Plan of Reorganization pursuant to chapter 11 of the Bankruptcy Code (the "Disclosure Statement"), which was also subsequently amended on February 3, 1997 and February 28, 1997. The Plan provided for, among other things, the separation of the Debtors' estates and assets into two separate reorganized entities. Under the Plan, stockholders of the Company would not retain or receive any value for their interest. The Debtors obtained Bankruptcy Court approval of the Disclosure Statement on February 28, 1997. The Plan was approved by the creditors and on April 21, 1997, the Bankruptcy Court confirmed the Plan.

            On June 4, 1997 (the "Consummation Date"), the Plan was consummated by the Company 1) transferring the equity interest in both the Company and Sassco Fashions, Ltd. ("Sassco"), which changed its name to Kasper A.S.L., Ltd. on November 5, 1997, to its creditors in exchange for relief from an aggregate amount of claims estimated at $338,000,000; 2) assigning to certain creditors the ownership rights to notes aggregating $110,000,000 payable by Sassco; and 3) transferring the assets (including $10,963,000 of cash) and liabilities of the Company's Sassco Fashions product line to Sassco and the assets and liabilities of its Dress and Sportswear product lines to three wholly owned subsidiaries of the Company. In addition, the Company retained approximately $41,080,000 in cash, of which $23,580,000 will be used to pay administrative claims as defined in the Plan. As provided for in the Plan, the Company has issued seventy-nine (79%) percent of its 3,400,000 of new shares to its creditors in July 1997. The remaining twenty-one (21%) percent is being held back pending the resolution of certain litigation before the Bankruptcy Court. The existing stockholders of the Company at June 4, 1997 did not retain or receive any value for their equity interest in the Company.

Fresh-Start Reporting
---------------------

            Pursuant to the guidelines provided by SOP 90-7, the Company adopted fresh-start reporting and reflected the consummation of distributions under the Plan in the consolidated balance sheet as of June 4, 1997 (the effective date of the consummation of the Plan for accounting purposes). Under fresh-start reporting, the Company's reorganization value of $25,000,000 was allocated to its net assets on the basis of the purchase method of accounting.

            The significant fresh-start reporting adjustments are summarized as follows:

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET


            1. Cancellation of the old common stock pursuant to the Plan against the accumulated deficit.

            2. Allocation of the fair market value of the identifiable net assets in excess of the reorganization value of approximately $13,708,000 (negative goodwill) in accordance with the purchase method of accounting. The negative goodwill amount remaining after reducing noncurrent assets acquired to zero was recorded as a deferred credit, "Excess of revalued net assets acquired over equity under fresh-start reporting" and is being amortized over three (3) years.

            The fresh-start reporting reorganization value of $25,000,000 was established as the midpoint of a range ($20,000,000 - $30,000,000) established by the Company's financial advisors. The calculation of the range was based on a five-year analysis of the Company's projected operations for the remaining operating product lines (fiscal years ended 1996 - 2001), which was prepared by management, and a discounted cash flow methodology was applied to those numbers.

            The five-year cash flow projections were based on estimates and assumptions about circumstances and events that have not yet taken place. Such estimates and assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Company, including, but not limited to, those with respect to the future course of the Company's business activity.

            Under fresh-start reporting, this consolidated balance sheet will become the opening consolidated balance sheet of the reorganized Company. Since fresh-start reporting has been reflected in this consolidated balance sheet as of June 4, 1997, it is not comparable in material respects to any such balance sheet as of any prior date or for any prior period since this balance sheet is that of a reorganized entity.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET


            The effect of disposition of the Sassco Fashions product line and the consummation of the Plan on the Company's consolidated balance sheet as of June 4, 1997 was as follows:

                           CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                   (UNAUDITED)

                                                                                    ADJUSTMENTS TO RECORD PLAN
                                                                                -------------------------------------
                                                                HISTORICAL AS                                 FRESH-     REORGANIZED
                                                                     OF        DISPOSITION      DEBT          START         AS OF
                                                                JUNE 4, 1997    OF SASSCO     DISCHARGE     REPORTING   JUNE 4, 1997
                                                                  ---------     ---------     ---------     ---------     ---------
                               ASSETS
Current Assets:
     Cash and cash equivalents ...............................    $  52,043     ($ 10,963)    ($ 23,580)    $    --       $  17,500
     Restricted cash and cash equivalents ....................         --            --          23,580          --          23,580
     Accounts receivable-net of allowances for possible losses       64,705       (48,295)         --            --          16,410
     Inventories .............................................       79,382       (60,267)         --            --          19,115
     Prepaid expenses and other current assets ...............        2,401        (1,217)         --            --           1,184
                                                                  ---------     ---------     ---------     ---------     ---------
       Total Current Assets ..................................      198,531      (120,742)         --            --          77,789

Property, Plant and Equipment, at cost less accumulated
     depreciation and amortization ...........................       19,394       (14,002)         --          (5,392)         --
Excess of Purchase Price over Net Assets Acquired ............       23,326       (16,066)         --          (7,260)         --
Deferred Charges and Other Assets ............................        2,646        (1,753)         (243)         (650)         --
                                                                  ---------     ---------     ---------     ---------     ---------

     Total Assets ............................................    $ 243,897     ($152,563)    ($    243)    ($ 13,302)    $  77,789
                                                                  =========     =========     =========     =========     =========


       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable ........................................    $  19,354     ($  9,947)    ($  1,631)    $    --       $   7,776
     Accrued expenses and other current liabilities ..........       22,399        (3,917)      (11,161)         --           7,321
     Accrued expenses and other current
       confirmation liabilities ..............................         --            --          23,580          --          23,580
     Income taxes payable ....................................          708         1,491        (2,139)         --              60
     Current portion of capitalized leases ...................          236          --            --            --             236
                                                                  ---------     ---------     ---------     ---------     ---------
       Total Current Liabilities .............................       42,697       (12,373)        8,649          --          38,973

Excess of revalued net assets acquired over equity under
     fresh-start reporting ...................................         --            --            --          13,708        13,708

Long term debt - capitalized leases ..........................          108          --            --            --             108
Liabilities subject to compromise ............................      337,433      (230,000)     (107,433)         --            --
                                                                  ---------     ---------     ---------     ---------     ---------
       Total Liabilities .....................................      380,238      (242,373)      (98,784)       13,708        52,789
                                                                  =========     =========     =========     =========     =========

Commitments and Contingencies

Stockholders' Equity(Deficit)
     Preferred stock .........................................         --            --            --            --            --
     Common stock ............................................       20,000          --              34       (20,000)           34
     Capital in excess of par value ..........................       49,012          --          24,966       (49,012)       24,966
     Accumulated retained earnings (deficit) .................     (192,952)       89,810        73,541        29,601          --
     Foreign currency translation adjustment .................          565          --            --            (565)         --
                                                                  ---------     ---------     ---------     ---------     ---------
       Subtotal ..............................................     (123,375)       89,810        98,541       (39,976)       25,000
     Treasury stock ..........................................      (12,966)         --            --          12,966          --
                                                                  ---------     ---------     ---------     ---------     ---------
       Total Stockholders' Equity (Deficit) ..................     (136,341)       89,810        98,541       (27,010)       25,000
                                                                  ---------     ---------     ---------     ---------     ---------

       Total Liabilities and Stockholders' Equity (Deficit) ..    $ 243,897     ($152,563)    ($    243)    ($ 13,302)    $  77,789
                                                                  =========     =========     =========     =========     =========


                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET


            The Company stated its liabilities at June 4, 1997 at the present value of the amounts to be paid pursuant to the Plan. See Note 8 for additional discussion regarding the reorganized Company's capitalization.

      3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      (a)   BUSINESS -

            The Company is principally engaged in the design, manufacture and sale of women's apparel.

      (b)   PRINCIPLES OF CONSOLIDATION -

            The consolidated  balance sheet includes the accounts of the Company
      and  its   subsidiaries.   All  significant   intercompany   balances  and
      transactions have been eliminated in consolidation.

      (c)   CASH EQUIVALENTS -

            All highly liquid investments with a remaining maturity of three months or less at the date of acquisition are classified as cash equivalents. At June 4, 1997, $23,580,000 of restricted cash will be used to pay administrative claims as defined in the Plan.

      (d)   INVENTORIES -

            Inventories are valued at the lower of cost (first-in, first-out; "FIFO") or market.

      (e)   PROPERTY, PLANT AND EQUIPMENT -

            Land, buildings,  fixtures, equipment and leasehold improvements are recorded at cost. Property under capital leases is recorded at the lower of the net present value of the lease payments or the fair market value when acquired. Major replacements or betterments are capitalized. Maintenance and repairs are charged to earnings as incurred. For financial statement purposes, depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets.

      (f) EXCESS OF REVALUED NET ASSETS ACQUIRED OVER EQUITY UNDER FRESH-START REPORTING -

            Upon consummation of the Plan, the Company revalued its assets and liabilities in accordance with the purchase method of accounting. The revalued net assets under fresh-start reporting exceeded the equity value of the Company by $13,708,000. This negative goodwill amount will be amortized over a three (3) year period.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET


      (g)   INCOME TAXES -

            The Leslie Fay Company, Inc. and its subsidiaries file a consolidated Federal income tax return and record their tax expense and liabilities under the liability method. Under this method, any deferred income taxes recorded are provided for at currently enacted statutory rates on the differences in the basis of assets and liabilities for tax and financial reporting purposes. If recorded, deferred income taxes are classified in the balance sheet as current or non-current based upon the expected future period in which such deferred income taxes are anticipated to reverse.

      (i)   ACCOUNTING ESTIMATES -

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

4.          INVENTORIES:

            Inventories consist of the following:


                                                        June 4, 1997
                                                       (In thousands)
                                                       --------------
Raw materials ........................................... $ 8,341
Work in process .........................................   3,429
Finished goods ..........................................   7,345
                                                          -------

   Total inventories .................................... $19,115
                                                          =======

5.          DEBT:

            On June 2, 1997, in preparation for the consummation of the Plan, a wholly-owned subsidiary of the Company entered into a two-year financing agreement (the "CIT Credit Agreement") with CIT to provide direct borrowings and to issue letters of credit on the Company's behalf in an aggregate amount not exceeding $30,000,000, with a sublimit on letters of credit of $20,000,000. The CIT Credit Agreement became effective on June 4, 1997 with the consummation of the Plan. Direct borrowings bear interest at prime plus 1.0% (9.5% at June 4,
1997) and the CIT Credit Agreement requires a fee, payable monthly, on average outstanding letters of credit at a rate of 2% annually. There were no direct borrowings outstanding under the CIT Credit Agreement and approximately $3,105,000 was committed under standby letters of credit as of June 4, 1997. Additionally, at June 4, 1997, there was a $8,321,000 standby letter of credit with CIT for the Company's letters of credit that were still outstanding and being honored by the First National Bank of Boston.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET


            The CIT Credit Agreement, as amended, contains certain reporting requirements, as well as financial and operating covenants. Financial covenants include the maintenance of a current assets to current liabilities ratio and an interest to earnings ratio and the attainment of minimum earnings. In addition, the CIT Credit Agreement contains certain restrictive covenants, including limitations on the incurrence of additional liens and indebtedness, and a limitation on capital expenditures. As collateral for borrowings under the CIT Credit Agreement, the Company has granted to CIT a security interest in substantially all of its assets. The Company is currently in compliance with all requirements contained in the CIT Credit Agreement.

            The Company paid $150,000 in commitment and related fees in connection with the credit facility which was written-off as part of fresh-start reporting. Another $250,000 in commitment fees were paid in June 1997. These fees are being amortized as interest and financing costs over the two-year term of the CIT Credit Agreement.

            The provisions of the CIT Credit Agreement have been modified three times:

            On August 18, 1997,  CIT waived the  provision  contained in section
10.17 of the CIT Credit Agreement that set a minimum ratio of current assets to current liabilities for the quarter ended July 5, 1997. This waiver was required due to the later than anticipated consummation of the Plan of Reorganization that caused a higher level of confirmation expenses to remain unpaid as of July 5, 1997. Such unpaid confirmation expenses were collateralized by an equal amount of cash and securities.

            On February 23, 1998, CIT amended several of the provisions of the CIT Credit Agreement in order to adjust for the fresh-start accounting adjustments made in accordance with generally accepted accounting principles following the Company's exit from bankruptcy. As part of the initial financing agreement entered into by the Company with CIT on June 2, 1997, CIT had agreed to make the appropriate amendments caused by "fresh-start." This February 23, 1998 amendment also included an increase in the level of allowed annual capital expenditures to conform to the Company's requirements.

            On March 31, 1998, CIT amended numerous sections of the CIT Credit Agreement in order to permit the Company to:

            * Purchase, acquire or invest in businesses, subject to the approval of CIT. Such acquisitions or investments may include the assumption of debt, liens, guarantees, or contingent liabilities.

            * Pay dividends or repurchase the Company's common stock up to an aggregate amount of $5,000,000 in each fiscal year 1998 and 1999. Such payment may also be limited by not experiencing or incurring an event of default under the CIT Credit Agreement that

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET


                  includes other restrictive covenants. Further, such payment must also leave the Company with no less than $5,000,000 in undrawn availability.

            * Incur additional capital expenditures to the extent the prior year's actual capital expenditures were less than the amount allowed for that year.

            In accordance with the Plan, all long term debt was discharged on June 4, 1997.

6.          INCOME TAXES:

            In connection  with the adoption of fresh-start  reporting (see Note
2), the net book values of all non-current assets existing at the Consummation Date were eliminated by negative goodwill. As a consequence, tax benefits realized for book purposes for any period after the consummation for cumulative temporary differences, net operating loss carryforwards and tax credit carryforwards existing as of the consummation date will be reported in the future as an addition to paid-in capital in excess of par rather than as a reduction in the tax provision in the statements of operations.

7.          COMMITMENTS AND CONTINGENCIES:

(a)         LEASES -

            The Company rents real and personal property under leases expiring at various dates through 2002. Certain of the leases stipulate payment of real estate taxes and other occupancy expenses. All capital lease assets were written-off under fresh-start reporting (see Note 2).

            Minimum annual rental commitments under operating and capitalized leases in effect at June 4, 1997 are summarized as follows:


Fiscal                     Real         Equipment   Capitalized Equipment
Years                     Estate         & Other    (including interest)
                          ------         ------           ------
                                     (In thousands)
1997 ................     $  699         $  178           $  161
1998 ................      1,362            215              199
1999 ................      1,486            189               92
2000 ................      1,585            189               18
2001 ................      1,377            173             --
2002 and thereafter .        342           --               --
                          ------         ------           ------

Total minimum lease
payments ............     $6,851         $  944           $  470
                          ======         ======           ======

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET


(b)         LEGAL PROCEEDINGS -

            As discussed in Notes 1 and 2, on the Filing Dates, the Company and several of its subsidiaries filed voluntary petitions in the Bankruptcy Court under chapter 11 of the Bankruptcy Code. All civil litigation commenced against the Company and those referenced subsidiaries prior to that date had been stayed under the Bankruptcy Code. By an order dated April 21, 1997 (the "Confirmation Order"), the Bankruptcy Court confirmed the Plan. The Plan was consummated on June 4, 1997. Certain alleged creditors who asserted age and other discrimination claims against the Company and whose claims were expunged (the "Claimants") pursuant to an Order of the Bankruptcy Court (see below) appealed the Confirmation Order to the United States District Court for the Southern District of New York. The Company moved to dismiss the appeal from the Confirmation Order and the motion was granted and the appeal was dismissed. An appeal to the United States Court of Appeals for the Second Circuit from the Order dismissing the appeal taken by the Claimants subsequently was withdrawn, without prejudice, and may be refiled in the future. In addition, the Claimants and two other persons commenced an adversary proceeding in the Bankruptcy Court to revoke the Confirmation Order. The Company has moved to dismiss the adversary proceeding to revoke the Confirmation Order and that motion has been fully briefed, but has not yet been argued before the Bankruptcy Court.

            Both prior to and subsequent to the Filing Dates, various class action suits were commenced on behalf of persons who were stockholders of the Company prior to April 5, 1993. Any claims against the Company arising out of these suits were discharged as part of, and in accordance with the terms of, the Plan.

            The Claimants, who are former employees of the Company who were discharged prior to the filing of the chapter 11 cases, asserted age and other discrimination claims, including punitive damage claims against the Company in the approximate aggregate sum of $80 million. Following a trial on the merits, the Bankruptcy Court expunged and dismissed those claims in their entirety. The Claimants have appealed that decision to the United States District Court for the Southern District of New York, the appeal has been fully briefed and argued and the parties are awaiting a decision.

            Several former employees, who are included among the Claimants in the above-described pending appeal, have commenced an action alleging employment discrimination against certain former officers and directors of the Company in the United States District Court for the Southern District of New York. The Court has dismissed all of the causes of action arising under federal and state statutes, and the only remaining claims are those arising under the New York
City Human Rights Law. Discovery is complete and a pre-trial order has been filed.

            In addition to, and concurrent with, the proceedings in the Bankruptcy Court, the Company is involved in or settled the following legal proceedings of significance:

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET


            In November 1992, a class action entitled "Stephen Warshaw and Phillis Warshaw v. The Leslie Fay Companies, Inc. et al." was instituted in the United States District Court for the Southern District of New York. In January 1993 and February 1993, the plaintiffs served amended complaints and thereafter twelve other similar actions were commenced against the Company, certain of its officers and directors and its then auditors, BDO Seidman. The complaints in these cases, which purported to be on behalf of all persons who purchased or acquired stock of the Company during the period from February 4, 1992 to and including February 1, 1993, alleged that the defendants knew or should have known material facts relating to the sales and earnings which they failed to disclose and that if these facts had been disclosed, they would have affected the price at which the Company's common stock was traded. A pre-trial order was entered which had the effect of consolidating all of these actions and, in accordance therewith, the plaintiffs served the defendants with a consolidated class action complaint which, because of the chapter 11 filing by the Company, does not name the Company as a defendant. In March 1994, plaintiffs filed a consolidated and amended class action complaint. This complaint added certain additional parties as defendants, including Odyssey Partners, L.P. ("Odyssey"), and expanded the purported class period from March 28, 1991 to and including April 5, 1993. In March 1995, BDO Seidman filed an answer and cross-claims against certain of the officers and directors of the Company previously named in this action and filed third-party complaints against Odyssey, certain then current and former executives of the Company and certain then current and former directors of the Company. These cross-claims and third-party complaints allege that the Company's senior management and certain of its directors engaged in fraudulent conduct and negligent misrepresentation. BDO Seidman sought contribution from certain of the defendants and each of the third-party defendants if it were found liable in the class action, as well as damages. On March 7, 1997, a stipulation and agreement was signed pursuant to which all parties agreed to settle the above described litigation for an aggregate sum of $34,700,000. The officers' and directors' proportionate share of the settlement is covered by the Company's officers' and directors' liability insurance. The settlement specifically provides that the officers and directors deny any liability to the plaintiffs and have entered into the settlement solely to avoid substantial expense and inconvenience of litigation. The Company has no obligations under this settlement. The District Court approved this settlement and signed the final order of dismissal on May 8, 1997. The settlement has been fully consummated.

            In February 1993, the Securities and Exchange Commission obtained an order directing a private investigation of the Company in connection with, among other things, the filing by the Company of annual and other reports that may have contained misstatements, and the purported failure of the Company to maintain books and records that accurately reflected its financial condition and operating results. The Company is cooperating in this investigation.

            In February 1993, the United States Attorney for the Middle District of Pennsylvania issued a Grand Jury Subpoena seeking the production of documents as a result of the Company's announcement of accounting irregularities. In 1994, Donald F. Kenia, former Controller of the Company, was indicted by a federal grand jury in the Middle District of Pennsylvania and pled guilty to the crime of securities fraud in connection with the accounting irregularities. On or about October

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET


29, 1996, Paul F. Polishan, former Senior Vice President and Chief Financial Officer of the Company, was indicted by the federal grand jury in the Middle District of Pennsylvania for actions relating to the accounting irregularities. The trial of the case against Paul F. Polishan has not yet occurred.

            In March 1993, a stockholder derivative action entitled "Isidore Langer, derivatively on behalf of The Leslie Fay Companies, Inc. v. John J. Pomerantz et al." (the "Derivative Action") was instituted in the Supreme Court of the State of New York, County of New York, against certain officers and directors of the Company and its then auditors. This complaint alleges that the defendants knew or should have known material facts relating to the sales and earnings of the Company which they failed to disclose. The time to answer, move or otherwise respond to the complaint has not yet expired. The plaintiff seeks an unspecified amount of monetary damages, together with interest thereon, and costs and expenses incurred in the action, including reasonable attorneys' and experts' fees. The Company cannot presently determine the ultimate outcome of this litigation, but believes that it should not have any unfavorable impact on the financial statements. Pursuant to the Modification of the Third Amended and Restated Joint Plan of Reorganization filed on April 4, 1997, a Derivative Action Board, comprised of three persons or entities appointed by the Bankruptcy Court, upon nomination by the Creditors' Committee, shall determine by a majority vote whether to prosecute, compromise and settle or discontinue the Derivative Action.

            On February 23, 1996, Albert Nipon and American Pop Marketing Group, Inc. commenced an action against the Company in the United States Bankruptcy Court, Southern District of New York, seeking, inter alia, a declaratory judgment with respect to the use of the Company's "Albert Nipon" trademark and trade name. The Company has asserted counter claims. Upon a record of stipulated facts and submissions of memorandum of law, an oral argument on this matter was heard on May 9, 1997. On December 23, 1997, the Court ruled in favor of the Company, finding the plaintiffs in violation of the Federal and New York trademark statutes and of unfair competition under common law. The plaintiffs have appealed to recover their costs and expenses in the litigation.

(c)         MANAGEMENT AGREEMENTS -

            In connection with the Plan, the Company entered into one-year management contracts with several officers and key employees with annual salaries of $1,900,000.

(d)         CONCENTRATIONS OF CREDIT RISK -

            Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, consist primarily of trade accounts receivable. The Company's customers are not concentrated in any specific geographic region, but are concentrated in the retail apparel business.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET


            On June 2, 1997, the Company entered into a factoring agreement with CIT, whereby CIT provides a guarantee of collection for all shipments approved by CIT. Under the factoring agreement these receivables are purchased by CIT.

8.          STOCKHOLDER'S EQUITY:

            As provided under the Plan, the authorized common stock of the reorganized Company consists of 3,500,000 shares of common stock with a par value $.01 per share. The authorized common stock of the reorganized Company was increased to 9,500,000 shares of common stock with a par value of $.01 per share in November 1997. At June 4, 1997, 3,400,000 shares were issued and outstanding and were being held by the plan administrator in trust. In July 1997, 2,686,127 shares (approximately 79%) were distributed. The remaining approximately twenty-one (21%) percent is being held back pending the resolution of certain disputed claims before the Bankruptcy Court. The old common stock was cancelled at June 4, 1997 and the old stockholders of the Company did not retain or receive any value for their equity interest.

            In addition, 500,000 shares of Preferred Stock of the reorganized Company were authorized at June 4, 1997 with a par value of $.01. None of such shares have been issued.

9.          STOCK OPTION PLAN:

            Information regarding the Company's stock option plan is summarized below:


                                                              Option Price Per
                                      Number of Shares             Share
                                      ----------------     --------------------
OUTSTANDING AT DECEMBER 28, 1996 ......    126,875         $   3.31  --  $14.00

Termination of old plan ...............   (126,875)            3.31  --   14.00
Granted ...............................    462,121             6.18  --    6.18
Exercised or surrendered ..............       --                --   --     --
Canceled ..............................       --                --   --     --
                                          --------
OUTSTANDING AT JUNE 4, 1997 ...........    462,121         $   6.18  --  $ 6.18
                                          ========

            The Plan provides stock options to certain senior management equal to seventeen and one-half (17.5%) percent of the reorganized Company's common stock outstanding (assuming the exercise of all options). Of this amount, the first ten (10%) or 412,121 options were granted as of June 4, 1997, one-third of which will vest on each of the first three anniversaries of the Consummation Date. In addition, each non-employee director of the Company has been granted 10,000 stock options for a total of 50,000 options. The options may be exercised for $6.18 per share. The Plan provided that additional options of another two and one-half (2.5%) to seven and one-half (7.5%) percent of common stock (a maximum of 309,091 options) will be granted upon a sale of the Company where

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET


the imputed enterprise value exceeds $37,500,000. Therefore, a total of 462,121 of options are outstanding at June 4, 1997. The exercise of these options would create the issuance of additional stock. The issuance of shares in excess of 100,000 would require the Company to increase the authorized shares. No options were exercisable at June 4, 1997. The number of authorized shares of the Company was increased in November 1997.

            The consummation of the Plan terminated all options under a Stock Option Plan which had provided for the grant of up to an aggregate of 1,000,000 shares of its common stock to its key employees.

10.         RETIREMENT PLANS:

(a)         DEFINED BENEFIT PLAN -

            In January 1992, the Company established a non-contributory defined benefit pension plan covering certain salaried, hourly and commission-based employees. Plan benefits are based upon the participants' salaries and years of service. The plan was amended to freeze benefit accruals effective December 31, 1994 and, in connection with the Company's reorganization, to terminate the plan effective December 31, 1996. Investments are made primarily in U.S. Government obligations and common stock.

            The  following  major   assumptions   were  used  in  the  actuarial
valuations:


                                                               1997
                                                               ----
Discount rate................................................  7.5%
Long-term rate of return on assets...........................  8.8%
Average increase in compensation.............................  N/A

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET


           The following table summarizes the funding status of the plan at June 4, 1997:


                                                                       1997
                                                                  (In thousands)
Actuarial present value of benefit obligation
Accumulated benefit obligation
           Vested ...............................................     $(1,867)
           Non-vested ...........................................        --
                                                                      -------

Total accumulated benefit obligation ............................     $(1,867)
                                                                      =======

Projected benefit obligation ....................................      (1,867)
Estimated fair value of assets ..................................       1,054
                                                                      -------
Excess of projected benefit obligation over plan assets .........        (813)
                                                                      -------

           (Accrued) Pension Costs ..............................     $  (813)
                                                                      =======

            Under the requirements of SFAS No. 87 - "Employers' Accounting for Pensions", an additional minimum pension liability representing the excess of accumulated benefits over plan assets and accrued pension costs, was recognized at December 30, 1995. A corresponding amount was recognized as an intangible asset to the extent of unrecognized prior service costs with the balance recorded as a separate reduction of stockholders' equity. As a result of the plan termination, in the fourth quarter of 1996, the Company recorded an additional $676,000 as reorganization expense to write-off these assets and record an additional liability of $813,000 to fully fund the plan. This liabiality has subsequently been paid.

(b)         DEFINED CONTRIBUTION PLAN -

            The Company also maintains a qualified voluntary contributory profit sharing plan covering certain salaried, hourly and commission-based employees. Certain Company matching contributions to the plan are mandatory. Other contributions to the plan are discretionary. Total contributions to the plan may not exceed the amount permitted as a deduction pursuant to the Internal Revenue Code.

(c)         OTHER -

            The Company participates in a multi-employer pension plan. The plans provide defined benefits to unionized employees.

            The Company does not provide for post-employment or post-retirement benefits other than the plans described above.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED BALANCE SHEET


11.         ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

            The components of Accrued expenses and other current liabilities are as follows:



                                                                June 4,
                                                                 1997
                                                                ------
Professional Fees ........................................      $  963
Insurance ................................................         523
Profit Sharing ...........................................         854
Workers Compensation .....................................         651
Payroll ..................................................         828
Vacation .................................................         421
Duty .....................................................         587
Other ....................................................       2,494
                                                                ------
           Total .........................................      $7,321
                                                                ======

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES


                                   SIGNATURES




            Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 1998                             THE LESLIE FAY COMPANY, INC.


                                               By: /s/  Warren T. Wishart
                                                  -----------------------------
                                                   Warren T. Wishart
                                                   Senior Vice President, Chief
                                                   Financial Officer, Secretary
                                                   and Treasurer